Exhibit 99

FOR IMMEDIATE RELEASE	For further information, contact
Doug Craney 708-450-3117

Alberto Culver Reports Fourth Quarter and Fiscal Year 2010

Sales and Profit Growth

Melrose Park, IL, (November 1, 2010) – Alberto Culver Company (NYSE: ACV), a leading manufacturer and marketer of beauty care brands including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema, today announced results for its fourth quarter and fiscal year 2010 ended September 30, 2010.

Fourth Quarter

•

Net sales for the fourth quarter increased 12.1% to $431.9 million compared to $385.2 million in the prior year quarter. On an organic basis, which excludes the effect of foreign currency fluctuations and acquisitions and divestitures, sales increased 4.9% in the current quarter.

•

Diluted earnings per share from continuing operations increased 28.1% to 41 cents in the fourth quarter compared to 32 cents in the prior year quarter. Excluding restructuring and discrete items, diluted earnings per share from continuing operations increased 39.4% to 46 cents compared to 33 cents in the prior year quarter.

•	The current and prior year quarters include approximately 4 cents per share and 3 cents per share, respectively, of tax benefits resulting from intercompany dividend payments.

Fiscal Year

•

Net sales for the fiscal year increased 11.4% to $1.60 billion compared to $1.43 billion in the prior year period. On an organic basis, which excludes the effect of foreign currency fluctuations and acquisitions and divestitures, sales increased 4.2% in the current fiscal year.

•	Diluted earnings per share from continuing operations increased 30.3% to $1.55 in fiscal year 2010 compared to $1.19 in the prior year period. Excluding restructuring and discrete

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items, diluted earnings per share from continuing operations increased 22.7% to $1.62 compared to $1.32 in the prior year period.

•

The current year includes approximately 4 cents per share of tax benefits resulting from intercompany dividend payments offset by approximately 4 cents per share of expenses related to the voluntary withdrawal of select products in the Company’s relaxer kit business.

•	The prior year includes approximately 3 cents per share of tax benefits resulting from intercompany dividend payments.

In the U.S., sales increased 3.5% in the fourth quarter due to growth in TRESemmé and Nexxus. International sales on a reported basis increased 26.7% (the net effect of foreign currency fluctuations, acquisitions and divestitures accounted for approximately 19.5% of the growth) as each international region generated organic sales growth, with Latin America and Canada being particularly strong.

The Company’s gross profit margin was 52.1% in the fourth quarter compared to 52.3% in the prior year quarter. The decrease in gross margin was primarily a result of elevated trade promotions, partly offset by manufacturing efficiencies. For the full fiscal year 2010, gross profit margin improved 100 basis points to 52.3% compared to 51.3% in the prior year mainly due to lower commodity costs, partially offset by higher trade promotions.

Advertising and other marketing investments in the fourth quarter were $74.6 million. For the full fiscal year 2010, advertising and other marketing investments increased 9.3% to $261.8 million compared to the prior year.

Selling and administrative expenses as a percentage of net sales decreased 30 basis points to 20.3% in the fourth quarter compared to 20.6% in the prior year quarter. For the full fiscal year 2010, selling and administrative expenses as a percentage of net sales decreased 40 basis points to 20.9% compared to 21.3% in the prior year.

Carol Lavin Bernick, Executive Chairman of the Company, announced that the Company’s board of directors approved the regular 8.5 cents quarterly cash dividend. The dividend will be paid on November 23, 2010 to shareholders of record on November 11, 2010.

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On September 27, 2010, the Company entered into a definitive agreement with Unilever pursuant to which Unilever will acquire all of the outstanding shares of Alberto Culver for $37.50 per share in cash, valuing the company at approximately $3.7 billion. The transaction is structured as a merger and is subject to approval by owners holding a majority of Alberto Culver’s outstanding common stock, regulatory approvals and other customary closing conditions. The merger agreement was unanimously approved by the Boards of Directors of both companies.

On December 18, 2009, the Company completed the acquisition of all of the issued and outstanding shares of Simple Health & Beauty Group Limited. Simple is a leading skin care company based in the United Kingdom that was owned primarily by Duke Street, a mid-market private equity fund. The total purchase price was approximately $385 million, and the transaction was funded from the Company’s existing cash.

On July 31, 2008, the Company sold its Cederroth International subsidiary to a company owned by two funds controlled by CapMan, a Nordic based private equity firm, for 159.5 million Euros. As a result of the transaction, the results of operations of Cederroth are reported as discontinued operations.

On November 16, 2006, the Company closed a transaction that separated its consumer products business from its beauty supply distribution business and resulted in the formation of two separate and independent publicly-traded companies: new Alberto Culver and Sally Beauty Holdings, Inc. As a result of the transaction, the results of operations of the beauty supply distribution business are reported as discontinued operations.

Due to the disclosure of organic sales growth and financial results excluding restructuring and discrete items, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A description of the Company’s restructuring activities and discrete items, as well as a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, are included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

Alberto Culver Company manufactures, distributes and markets leading beauty care and other personal care brands including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema in the United States and internationally. It is also the second largest producer in the U.S. of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Several of its household/grocery brands such as Mrs. Dash and Static Guard are niche category leaders in the U.S.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors relating to the Unilever merger that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the occurrence of any event, effect or change that could give rise to a termination of the Unilever merger agreement; the outcome of legal proceedings that have been instituted or may be instituted in the future against the Company in connection with the Unilever merger agreement; the inability to complete the Unilever merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the receipt of certain regulatory approvals; risks that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the Unilever merger. Other factors not involving the Unilever merger that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the pattern of brand sales; competition within the relevant product markets; loss of one or more key customers; inability of efficiency initiatives to improve the Company’s margins; loss of one or more key suppliers or copackers; inability of the Company to protect its intellectual property; the disruption of normal business activities due to the Company’s implementation of a new worldwide ERP system; manufacturing and supply chain disruptions; adverse changes in currency exchange rates; special demands by key customers; risks inherent in acquisitions, divestitures and strategic alliances, including, without limitation, undisclosed liabilities and obligations for which the Company may have limited or no recourse; loss of one or more key employees; risks inherent in expanding in existing geographic locations and entering new geographic locations; the risk that the expected cost savings related to the reorganizations and restructurings may not be realized; the effects of a prolonged United States or global economic downturn or recession; health epidemics; unavailability of raw materials or finished products; increases in costs of raw materials and inflation rates; events that negatively affect the intended tax free nature of the distribution of shares of Alberto Culver Company in connection with the separation of the consumer products business from the beauty supply distribution business on November 16, 2006; changes in costs; the unanticipated costs and effects of legal or administrative proceedings; adverse weather conditions; and variations in political, economic or other factors such as interest rates, availability of credit, tax changes, legal and regulatory changes or other external factors over which the Company has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2009 Annual Report on Form 10-K filed on November 24, 2009 with the SEC and available at the SEC’s internet site (http://www.sec.gov). In addition, please refer to the documents that the Company files with the SEC on Forms 10-Q and 8-K, which identify and

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address other important factors that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this press release.

Additional Information About the Merger and Where to Find It

Alberto Culver Company filed a preliminary proxy statement with the SEC on Friday, October 15, 2010. A definitive proxy statement will also be filed with the SEC. Stockholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction with Unilever. The definitive proxy statement will be mailed or delivered to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and other relevant documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov, at the Company’s website at www.alberto.com/investing by clicking on the link “SEC Filings” or from Alberto Culver Company, Attention: Investor Relations, 2525 Armitage Avenue, Melrose Park, Illinois 60160, (708) 450-3000.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction with Unilever. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the annual meeting of stockholders of the Company held on January 28, 2010, which was filed with the SEC on December 14, 2009. Additional information regarding the interests of those persons may be obtained by reading the preliminary proxy statement filed with the SEC on Friday, October 15, 2010.

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Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)
Three Months Ended September 30, 2010 and 2009	2010	2009

Net sales	$431,882	385,191
Cost of products sold	206,959	183,845

Gross profit	224,923	201,346
Advertising, marketing, selling and administrative	162,251	155,533
Transaction expenses (1)	7,279	—
Restructuring and other (2)	381	1,464

Operating earnings	55,012	44,349
Interest expense (income), net	1,793	(345)

Earnings from continuing operations before income taxes	53,219	44,694
Provision for income taxes (3)	11,906	13,309

Earnings from continuing operations	41,313	31,385
Discontinued operations, net of income taxes (4)	36	278

Net earnings	$41,349	31,663

Basic earnings per share:
Continuing operations	$.42	.32
Discontinued operations	—	—

Total	$.42	.32

Diluted earnings per share:
Continuing operations (1) (2) (3)	$.41	.32
Discontinued operations	—	—

Total	$.41	.32

Weighted average shares outstanding:
Basic	98,216	97,721
Diluted	100,271	99,402

(1)	Transaction expenses reflect investment banking, legal and other professional service fees incurred in connection with the proposed transaction with Unilever. During the fourth quarter of fiscal year 2010, this amount reduced earnings from continuing operations by $7,279 and diluted earnings per share from continuing operations by 7 cents.
(2)	Restructuring and other primarily includes severance and other costs incurred in connection with the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California, which was announced in June 2009, and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility, which was announced in November 2009. During the fourth quarter of fiscal year 2010, restructuring and other reduced earnings from continuing operations (net of tax) by $309 and did not have an effect on diluted earnings per share from continuing operations. During the fourth quarter of fiscal year 2009, restructuring and other reduced earnings from continuing operations (net of tax) by $943 and diluted earnings per share from continuing operations by 1 cent.
(3)	The provision for income taxes in the fourth quarter of fiscal year 2010 includes $2,431 of discrete tax benefit, which increased diluted earnings per share from continuing operations by 2 cents. The provision for income taxes in the fourth quarter of fiscal year 2009 includes $288 of discrete tax expense, which did not have an effect on diluted earnings per share from continuing operations.
(4)	Discontinued operations in the fourth quarter of both fiscal years 2010 and 2009 include adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver.

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Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)
Twelve Months Ended September 30, 2010 and 2009	2010	2009

Net sales	$1,597,233	1,433,980
Cost of products sold	762,557	698,778

Gross profit	834,676	735,202
Advertising, marketing, selling and administrative (1)	596,124	545,261
Transaction expenses (2)	13,283	—
Restructuring and other (3)	5,101	6,776

Operating earnings	220,168	183,165
Interest expense (income), net	2,324	(2,673)

Earnings from continuing operations before income taxes	217,844	185,838
Provision for income taxes (4)	62,708	68,005

Earnings from continuing operations	155,136	117,833
Discontinued operations, net of income taxes (5)	174	1,541

Net earnings	$155,310	119,374

Basic earnings per share:
Continuing operations	$1.58	1.21
Discontinued operations	.01	.01

Total	$1.59	1.22

Diluted earnings per share:
Continuing operations (2) (3) (4)	$1.55	1.19
Discontinued operations	.01	.01

Total	$1.56	1.20

Weighted average shares outstanding:
Basic	97,985	97,670
Diluted	99,852	99,108

(1)	Fiscal year 2010 includes $5,490 of expenses related to the withdrawal of select products in the Company’s relaxer kit business and $7,615 of earnings from the settlement of a dispute with a supplier. Fiscal year 2009 includes $2,933 of expenses related to the same dispute with a supplier.
(2)	Transaction expenses reflect investment banking, legal and other professional service fees incurred in connection with the proposed transaction with Unilever ($7,279) and the acquisition of Simple Health & Beauty Group Limited ($6,004). During fiscal year 2010, this amount reduced earnings from continuing operations by $13,283 and diluted earnings per share from continuing operations by 13 cents.
(3)	Restructuring and other primarily includes severance and other costs incurred related to the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California, which was announced in June 2009, and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility, which was announced in November 2009. During fiscal year 2010, restructuring and other reduced earnings from continuing operations (net of tax) by $3,224 and diluted earnings per share from continuing operations by 3 cents. During fiscal year 2009, restructuring and other reduced earnings from continuing operations (net of tax) by $4,234 and diluted earnings per share from continuing operations by 4 cents.
(4)	The provision for income taxes in fiscal year 2010 includes $4,542 of discrete tax benefit, which increased diluted earnings per share from continuing operations by 4 cents. The provision for income taxes in fiscal year 2009 includes $6,813 of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale, which reduced diluted earnings per share from continuing operations by 7 cents.
(5)	Discontinued operations in both periods include adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver. In fiscal year 2009, discontinued operations also include adjustments related to the sale of Cederroth.

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Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)
	September 30,
	2010	2009
Assets
Cash and cash equivalents	$301,978	469,775
Accounts receivable, net	283,183	228,979
Inventories	171,306	126,777
Other current assets and income taxes	47,637	40,097

Total current assets	804,104	865,628
Property, plant and equipment, net	247,049	249,911
Goodwill and trade names	688,715	313,955
Long-term investments	53,706	58,412
Other assets	84,701	70,108

Total assets	$1,878,275	1,558,014

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$181	175
Accounts payable, accrued expenses and income taxes	283,243	275,649

Total current liabilities	283,424	275,824
Long-term debt	150,241	429
Other liabilities and income taxes	117,370	80,339

Total liabilities	551,035	356,592
Stock options subject to redemption	2,628	4,776
Stockholders’ equity	1,324,612	1,196,646

Total liabilities and stockholders’ equity	$1,878,275	1,558,014

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Segment Data (Unaudited)

(in thousands)
Three Months Ended September 30, 2010 and 2009	2010		2009

Net Sales:
United States	$250,760		242,263
International	181,122		142,928

	$431,882		385,191

Earnings From Continuing Operations Before Income Taxes:
United States	$39,255		37,646
International	26,757		10,444

Segment operating profit	66,012		48,090
Stock-based compensation expense	(3,340)		(2,277)
Transaction expenses (1) Restructuring and other (2)	(7,279 (381	) )	— (1,464)
Interest income (expense), net	(1,793)		345

	$53,219		44,694

Twelve Months Ended September 30, 2010 and 2009	2010		2009

Net Sales:
United States	$943,916		916,996
International	653,317		516,984

	$1,597,233		1,433,980

Earnings From Continuing Operations Before Income Taxes:
United States	$161,900		153,192
International	89,465		47,249

Segment operating profit	251,365		200,441
Stock-based compensation expense	(12,813)		(10,500)
Transaction expenses (1) Restructuring and other (2)	(13,283 (5,101	) )	— (6,776)
Interest income (expense), net	(2,324)		2,673

	$217,844		185,838

(1)	Transaction expenses reflect investment banking, legal and other professional service fees incurred in connection with the proposed transaction with Unilever and the acquisition of Simple Health & Beauty Group Limited.
(2)	Restructuring and other primarily includes severance and other costs incurred related to the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California, which was announced in June 2009, and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility, which was announced in November 2009.

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Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and twelve months ended September 30, 2010 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring and discrete items

•	Earnings from continuing operations excluding restructuring and discrete items

•	Diluted earnings per share from continuing operations excluding restructuring and discrete items

•	Organic sales growth

In June 2009, the Company committed to a plan primarily related to the downsizing of its manufacturing facility and the consolidation of its warehouse and office facilities in Chatsworth, California. During fiscal year 2009, the Company recorded restructuring costs related to this plan of $6.3 million ($1.3 million in the fourth quarter). During fiscal year 2010, the Company recorded additional restructuring costs related to this plan of $460,000 ($81,000 in the fourth quarter).

In November 2009, the Company committed to a plan primarily related to ceasing all manufacturing activities at its facility in Chatsworth, California. This plan is in addition to the Company’s initial plan to downsize the Chatsworth manufacturing facility. During fiscal year 2010, the Company recorded restructuring costs related to this plan of $4.5 million ($98,000 in the fourth quarter), primarily related to severance.

In addition to these two plans, the Company recorded restructuring costs of $119,000 in fiscal year 2010 ($202,000 in the fourth quarter) and $519,000 during fiscal year 2009 ($117,000 in the fourth quarter) related to previously announced plans.

In total, the Company recorded restructuring and other costs during fiscal year 2010 of $5.1 million ($3.2 million after taxes or 3 cents per diluted share from continuing operations) with $381,000 in the fourth quarter ($309,000 after taxes and no effect on diluted earnings per share from continuing operations). In fiscal year 2009, the Company recorded total restructuring and other costs of $6.8 million ($4.2 million after taxes or 4 cents per diluted share from continuing operations) with $1.5 million in the fourth quarter ($943,000 after taxes or 1 cent per diluted share from continuing operations).

In connection with the proposed transaction with Unilever, the Company incurred transaction expenses (primarily investment banking, legal and other professional service fees) during the fourth quarter of fiscal year 2010 of $7.3 million (7 cents per diluted share from continuing operations). In connection with the acquisition of Simple Health & Beauty Group Limited on December 18, 2009, the Company incurred transaction expenses during fiscal year 2010 of $6.0 million (6 cents per diluted share from continuing operations). In total, the Company incurred transaction expenses of $13.3 million (13 cents per diluted share from continuing operations) with $7.3 million in the fourth quarter (7 cents per diluted share from continuing operations). These amounts are not expected to be deductible for income tax purposes.

In fiscal year 2009, the Company incurred costs related to a dispute with a supplier of $2.9 million ($1.9 million after taxes) with $278,000 in the fourth quarter ($186,000 after taxes). In fiscal year 2010, additional costs of $1.1 million were incurred prior to the dispute being settled in the third quarter. The settlement included the forgiveness of $5.8 million of obligations the Company owed to the supplier and the receipt of $2.9 million in cash from the supplier. On a net basis, the Company recorded a benefit related to this matter of $7.6 million in fiscal year 2010 ($5.2 million after taxes or 5 cents per diluted share from continuing operations).

The Company’s provision for income taxes in fiscal year 2010 included net discrete tax benefit of $4.5 million (4 cents per diluted share from continuing operations) with net discrete tax benefit of $2.4 million in the fourth quarter (2 cents per diluted share from continuing operations). The Company’s provision for income taxes in fiscal year 2009 included net discrete tax expense of $6.8 million (7 cents per diluted share from continuing operations), with $288,000 in the fourth quarter. The fiscal year 2009 amount is primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale.

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Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three and twelve months ended September 30, 2010 and 2009 are as follows (in thousands, except per share data):

	Three Months Ended September 30		Twelve Months Ended September 30
	2010	2009	2010	2009
Pre-tax earnings from continuing operations, as reported	$53,219	44,694	$217,844	185,838
Restructuring and other	381	1,464	5,101	6,776
Transaction expenses	7,279	—	13,283	—
Dispute with a supplier	—	278	(7,615)	2,933

Pre-tax earnings from continuing operations, excluding restructuring and discrete items	$60,879	46,436	$228,613	195,547

Earnings from continuing operations (net of income taxes), as reported	$41,313	31,385	$155,136	117,833
Restructuring and other, net of income taxes	309	943	3,224	4,234
Transaction expenses, net of income taxes	7,279	—	13,283	—
Dispute with a supplier, net of income taxes	—	186	(5,224)	1,930
Discrete tax items	(2,431)	288	(4,542)	6,813

Earnings from continuing operations (net of income taxes), excluding restructuring and discrete items	$46,470	32,802	$161,877	130,810

Diluted earnings per share from continuing operations, as reported	$.41	.32	$1.55	1.19
Restructuring and other, net of income taxes	—	.01	.03	.04
Transaction expenses, net of income taxes	.07	—	.13	—
Dispute with a supplier, net of income taxes	—	—	(.05)	.02
Discrete tax items	(.02)	—	(.04)	.07

Diluted earnings per share from continuing operations, excluding restructuring and discrete items	$.46	.33	$1.62	1.32

	Three Months Ended September 30		Twelve Months Ended September 30
	2010	2009	2010	2009
Net sales growth (decline), as reported	12.1%	(0.2)%	11.4%	(0.7)%
Effect of foreign currency fluctuations	(0.1)	5.0	(2.1)	8.1
Effect of acquisition	(7.6)	(2.6)	(5.8)	(2.5)
Effect of divestiture	0.5	0.5	0.7	0.1

Organic sales growth	4.9%	2.7%	4.2%	5.0%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

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